Exhibit 23.1

New York Office: 805 Third Avenue New York, NY 10022 212.838-5100 www.rbsmllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Digital Ally, Inc. of our report dated May 2, 2025 (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), relating to the consolidated financial statements of Digital Ally, Inc. as of and for the years ended December 31, 2024 and 2023 included in its Annual Report on Form 10-K for the year ended December 31, 2024.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP

New York, NY

November 25, 2025